Exhibit 99.1

           Pediatrix Announces 2005 Restricted Stock Grant,
               Expects 2005 Second Quarter EPS of $1.14

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 19, 2005--Pediatrix Medical Group, Inc. (NYSE:PDX) today announced that its Board of Directors has approved the award of approximately 335,000 shares of restricted stock to key employees under the Company's 2004 Incentive Compensation Plan effective July 14, 2005. As a result of this award, the Company expects to recognize equity compensation expense, before taxes, of $4.6 million and $5.5 million for the 2005 third and fourth quarters, respectively.
    Pediatrix had delayed its 2005 equity-based compensation grant as Pediatrix's Board of Directors restructured the Company's equity-based compensation in anticipation of new accounting rules for equity-based compensation.
    Pediatrix also announced that it expects earnings per share of $1.14 for the 2005 second quarter, reflecting better-than-expected same-unit revenue growth as well as timing benefits from an accelerated pace of physician group practice acquisitions completed during the first half of 2005.
    Pediatrix will report financial results for the three months ended June 30, 2005, on August 3, 2005. During an investor conference call, Pediatrix management expects to discuss earnings guidance for the 2005 third and fourth quarters. The conference call will be webcast, and will be available on Pediatrix's Web site, http://www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 220 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 790 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors".

    CONTACT: Pediatrix Medical Group, Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com